EXHIBIT 5.1

Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109 T: 617.570.1000 F: 617.523.1231

July 3, 2014

Advanced Cell Technology, Inc.

33 Locke Drive

Marlborough, Massachusetts 01752

Re:       Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $16,939,045.96 aggregate offering amount of shares of the Company’s Common Stock par value $0.001 per share (the “Shares”), by Advanced Cell Technology, Inc., a Delaware corporation (the “Company”), to be sold by Lincoln Park Fund, LLC, as listed in the Registration Statement under “Selling Stockholder.” We understand that the Shares are to be offered and sold in the manner described in the Registration Statement pursuant to a Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC dated June 27, 2014 (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP